                                                                  EXHIBIT (a)(1)



                        _______________________________



                     OFFER TO EXCHANGE CERTAIN OUTSTANDING
                       OPTIONS TO PURCHASE COMMON STOCK
                          FOR RESTRICTED UNIT AWARDS
                           (THE "OFFER TO EXCHANGE")


                        _______________________________



                               November 19, 2001

                          WYNDHAM INTERNATIONAL, INC.


  Offer to Exchange Certain Outstanding Options to Purchase Common Stock for
               Restricted Unit Awards (the "Offer to Exchange")

The offer and withdrawal rights expire at 12:00 midnight, Central Standard Time,
               December 18, 2001, unless the offer is extended.

     Wyndham International, Inc., a Delaware corporation ("Wyndham," "we," "us" or "our"), is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our class A common stock for restricted unit awards (the "restricted units"). Each restricted unit granted gives the holder thereof the right to receive one share of our class A common stock upon the satisfaction of certain vesting requirements. The restricted units will vest in equal amounts on the third, fourth and fifth anniversaries of the date of grant, subject to earlier vesting or forfeiture in certain circumstances. We will grant the restricted units under the Second Amendment and Restatement of the Wyndham International, Inc. 1997 Incentive Plan (the "Plan"). We are making the offer upon the terms and conditions described in (i) this "Offer to Exchange", (ii) the related letter from Fred J. Kleisner, our Chairman of the Board and Chief Executive Officer, dated November 19, 2001,
(iii) the Election Form and (iv) the Notice to Withdraw from the Offer (which together, as they may be amended from time to time, constitute the "offer").

     All tendered options accepted by us during the term of the offer will be cancelled promptly following the date the offer ends. The offer is presently scheduled to expire on December 18, 2001 (the "Expiration Date"), and we expect to cancel options upon the expiration of the offer on the Expiration Date.

     Participation in the offer is completely voluntary. You may participate in the offer if, as of the date the offer commences and through the Expiration Date, you are a full-time employee of us or any of our subsidiaries and you received in the performance review conducted by us in November 2001 a performance rating that you either met or exceeded the standards set for your position by us. In order to actually receive the restricted units pursuant to the offer, you must continue to be a full-time employee as of the date on which the restricted units are granted. You may only tender outstanding vested and unvested options granted under the Plan on or after January 1, 2000 (the "Eligible Options"). Because we will not accept partial tenders of options, you may only tender all or none of your Eligible Options. In exchange for the Eligible Options tendered, accepted for exchange and cancelled by us, you will receive one restricted unit for each share of our class A common stock underlying the Eligible Options you tender. Each restricted unit granted gives the holder thereof the right to receive one share of our class A common stock upon the satisfaction of certain vesting requirements.

     The restricted units will be granted under the Plan to you promptly after the date the tendered Eligible Options are accepted and cancelled. Regardless of the vesting schedules of the Eligible Options that you tender to us, the restricted units granted to you will vest after the date of grant in equal amounts on the third, fourth and fifth anniversaries of the date of grant, subject to earlier vesting in certain circumstances. Upon the vesting of any restricted units, we will issue a stock certificate to you for the number of shares of our class A common stock underlying the vested restricted units. Under U.S. tax laws, the vesting of your restricted units will result in your recognition of taxable income on each vesting date.

     As of November 16, 2001, the total number of shares of our class A common stock underlying the Eligible Options was 5,598,326. Assuming that all of the shares underlying the Eligible Options are tendered in the offer, we would grant 5,598,326 restricted units in exchange for the shares underlying the Eligible Options, which amount represents approximately 3.33% of the total number of shares of our class A common stock outstanding on November 16, 2001.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

     Shares of our class A common stock are traded on the New York Stock Exchange under the symbol "WYN". On November 16, 2001, the closing price of our class A common stock reported on the New York Stock Exchange was $0.51 per share.

     WE RECOMMEND THAT YOU EVALUATE, AMONG OTHER FACTORS, CURRENT MARKET QUOTES FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

     THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Questions about the offer, or requests for assistance or for additional copies of (i) this Offer to Exchange, (ii) the letter from Fred J. Kleisner, our Chairman of the Board and Chief Executive Officer, dated November 19, 2001,
(iii) the Election Form and (iv) the Notice to Withdraw from the Offer, should be directed to:

          Dixie Sweeney
          Wyndham International, Inc.
          1950 Stemmons Freeway, Suite 6001
          Dallas, Texas 75207
          Telephone: (214) 863-1081
          Facsimile: (413) 683-7709
          Email: dsweeney@wyndham.com


                                   IMPORTANT

     If you wish to tender your Eligible Options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Ms. Sweeney on or before 12:00 midnight, Central Standard Time on December 18, 2001.

     We are not making the offer to, and we will not accept any tender of options from or on behalf of, employees in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to employees in any of these jurisdictions.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR ELIGIBLE OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFER TO EXCHANGE OR IN ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED LETTER FROM FRED J. KLEISNER, DATED NOVEMBER 19, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                               TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
SUMMARY TERM SHEET.......................................................................................       1
CERTAIN RISKS OF PARTICIPATING IN THE OFFER..............................................................       8
THE OFFER
1.   Eligibility.........................................................................................       9
2.   Number of Eligible Options; expiration date.........................................................       9
3.   Purpose of the offer................................................................................      10
4.   Procedures for tendering Eligible Options...........................................................      11
5.   Withdrawal rights and change of election............................................................      12
6.   Acceptance of Eligible Options for exchange and grant of restricted units...........................      13
7.   Conditions of the offer.............................................................................      13
8.   Price range of shares underlying the Eligible Options...............................................      14
9.   Source and amount of consideration; terms of restricted units.......................................      15
10.  Information concerning Wyndham......................................................................      18
11.  Financial information...............................................................................      18
12.  Interests of directors and officers; transactions and arrangements concerning the Eligible Options..      20
13.  Status of Eligible Options acquired by us in the offer; accounting consequences of the offer........      21
14.  Legal matters; regulatory approvals.................................................................      21
15.  Material U.S. federal income tax consequences.......................................................      22
16.  Extension of offer; termination; amendment..........................................................      23
17.  Fees and expenses...................................................................................      24
18.  Additional information..............................................................................      24
19.  Miscellaneous.......................................................................................      25

                              SUMMARY TERM SHEET

     The following are answers to some questions that you may have about the offer. We urge you to carefully read the remainder of this Offer to Exchange and the accompanying materials because the information in this summary and in the introduction preceding this summary are not complete and may not contain all of the information that is important to you. We have included references to the relevant pages of this Offer to Exchange where you can find more complete descriptions of the topics in this summary.

1.   Why are we making the offer?

     As a company, we are committed to employee ownership of our capital stock because it helps us attract and retain the best and brightest employees. Our board of directors has authorized this exchange in order to provide an incentive to eligible employees for their continued efforts and dedication. We believe that your Eligible Options no longer provide the incentives we had intended. Many of you have stock options with exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow you to choose whether to keep your Eligible Options at their current exercise prices, or to exchange those options for restricted units. We are not required to make the offer. (Page 10)

2.   Who is eligible to participate in the offer?

     You are eligible to participate in the offer (an "Eligible Employee") if
(1) you are employed full-time by us or one of our subsidiaries on the date the offer is made and remain employed as of the date the tendered Eligible Options are accepted for exchange and the restricted units are granted, (2) you received in the performance review conducted by us in November 2001 a performance rating that you either met or exceeded the standards set for your position by us and
(3) you hold one or more options to purchase shares of our class A common stock that were granted on or after January 1, 2000 under the Second Amendment and Restatement of the Wyndham International, Inc. 1997 Incentive Plan (the "Plan"). For purposes of the offer, certain of our executive officers (Fred Kleisner, Theodore Teng and Joseph Champ) will not be deemed to be Eligible Employees. (Page 9)

3.   What securities are we offering to exchange?

     We are offering to exchange all options that were granted under the Plan on or after January 1, 2000 to Eligible Employees (the "Eligible Options"). In return for your tender of Eligible Options, you will receive restricted units. (Page 9)

4.   What are restricted units?

     Each restricted unit you are granted in exchange will give you the right to receive one share of our class A common stock, subject to the satisfaction of certain vesting requirements and compliance with certain other restrictions.
The restricted units vest in equal amounts on the third, fourth and fifth anniversaries of the date of grant, subject to earlier vesting in certain circumstances. In addition to the vesting requirements, the restricted units are subject to certain forfeiture and other restrictions, which are set forth in a restricted unit award agreement entered into by you and us. Upon the vesting of any restricted units, we will issue a stock certificate to you for the number of shares of our class A common stock underlying the vested restricted units. Upon the receipt of the stock certificate, the shares represented by it will be yours to hold, transfer or sell as you desire, subject to compliance with applicable securities laws and the payment of withholding taxes. In contrast, a stock option, when vested, gives the optionholder a contractual right (subject to the terms and conditions of the Plan and the option agreement) to purchase shares of our class A common stock at a certain specified exercise price over a specified time period. (Page 15)

5. How many restricted units will I receive in exchange for the Eligible Options I tender?

     You will receive one restricted unit for each share of our class A common stock underlying the Eligible Options that you tender. (Page 15)

6. If I elect to exchange Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

     If you elect to participate in the offer, you must tender all of your Eligible Options. Partial tenders of Eligible Options are not permitted. (Page
9)

7.   When will my restricted units be granted?

     The restricted units will be granted promptly after December 18, 2001, unless we extend the offer. Your restricted units will be evidenced by a restricted unit award agreement between you and us. We expect to distribute the restricted unit award agreements promptly after the expiration of the offer and after we have accepted and cancelled the tendered Eligible Options. (Page 13)

8.   What is the vesting schedule for the restricted units?

     General Vesting Schedule. The restricted units will vest in equal amounts on the third, fourth and fifth anniversaries of the date of grant. Vesting will only occur, however, if you are employed by us or one of our subsidiaries through the respective vesting dates. Even if the Eligible Options you exchange are partially-vested or fully-vested, the restricted units you receive will not be vested and will be subject to the new vesting period.

     Change in Control. If there is a change in control of us, the vesting for any restricted units that have not yet vested will be accelerated to the first anniversary of the date of the change in control, provided you have remained employed by us or one of our subsidiaries through the date of such first anniversary. If in connection with a change in control of us, we terminate your employment with us without "cause" or you terminate your employment with us for "good reason," your remaining unvested restricted units will vest as follows:

     . If your termination occurs after a change in control of us has occurred but before the first anniversary of the date of such change in control of us, all of your remaining unvested restricted units will vest on the date of your termination.

     .  If your termination occurs:

        . after we enter into a letter of intent or definitive agreement providing for a change in control of us, and

        . on or before a change in control that occurs within a specified period of time after we have entered into the letter of intent or definitive agreement,

     then your restricted units will continue to vest in accordance with the vesting schedule until the change in control occurs, at which time any remaining unvested restricted units that you have will also vest. For Eligible Employees who have written employment agreements with us, the specified period within which the change in control must occur after we have entered into a letter of intent or definitive agreement is equal to the amount of time over which your "severance amount" is paid pursuant to your employment agreement (12 to 24 months). For Eligible Employees who do not have a written employment agreement with us, the specified period is 12 months.

     For Eligible Employees who have written employment agreements with us, "good reason" and "cause" have the same meanings for those terms as set forth in your written employment agreement with us. For Eligible Employees who do not have a written employment agreement with us, "good reason" and "cause" have the meanings set forth in your restricted unit award agreement.

     If in connection with a change in control, the holders of outstanding shares of our class A common stock receive, in exchange for their shares, capital stock or other securities of another corporation or cash or other property, then each unvested restricted unit will thereafter present the right to receive what our class A common stockholders received in the change in control transaction for each share of common stock that they held. (Page 16)

9. Under what circumstances will I forfeit the restricted units I receive in the exchange?

     Under certain circumstances, if your employment with us or any of our subsidiaries is terminated, you will forfeit some or all of your restricted units that have not yet vested:

     .  If you have a written employment agreement with us, and:

        . we terminate your employment for "cause" or you terminate your employment without "good reason," all of your remaining unvested restricted units will be forfeited completely as of the date of your termination; or

        . we terminate your employment without "cause" or you terminate your employment for "good reason" other than under the circumstances described in the answer to question 8 above relating to a change in control, then your remaining unvested restricted units will continue to vest pursuant to the vesting schedule for a period of time that equals the period of time over which your severance amount is paid pursuant to your employment agreement. Any remaining unvested restricted units that have not vested by the end of such time period will be forfeited at the end of such time period; or

        . your employment is terminated due to your death or disability, then the portion of your remaining unvested restricted units that is to vest on the next scheduled vesting date following the date your employment terminates will be accelerated and will vest on the date your employment terminates.

     .  If you are not a party to a written employment agreement with us, and

        . your employment is terminated due to your death or disability, then the portion of your remaining unvested restricted units that is to vest on the next scheduled vesting date following the date your employment terminates will be accelerated and will vest on the date your employment terminates; or

        . your employment is terminated other than due to your death or disability or under the circumstances described in the answer to question 8 above relating to a change of control, then you will forfeit all of your restricted units that have not yet vested at the time of termination of your employment (regardless of whether you terminate your employment with us, or we terminate your employment with or without "cause"). (Page 16)

10.  What are the other restrictions on the restricted units?

     The restrictions on the restricted units you receive in this exchange will be set forth in your restricted unit award agreement. Restricted units generally may not be transferred, assigned, pledged or otherwise encumbered or disposed of until the restrictions lapse.

11. When will I receive a stock certificate representing the shares of our class A common stock underlying my restricted units?

     Your restricted units will be evidenced by a restricted unit award agreement between you and us. Upon the vesting of any restricted units, we will issue a stock certificate to you for the number of shares of our class A common stock underlying the vested restricted units. Upon the receipt of the stock certificate, the shares represented by it will be yours to hold, transfer or sell as you desire, subject to compliance with applicable securities laws and the payment of withholding taxes. (Page 13)

12. Am I entitled to exercise any rights of ownership with respect to the shares of class A common stock underlying my restricted units prior to vesting?

     You will not be entitled to exercise any rights of ownership with respect to the shares of our class A common stock underlying the restricted units until the restricted units have vested and you have received the stock certificate representing the shares underlying such vested restricted units. Once you receive the stock certificate, though, you will be treated as a stockholder and will be entitled to all of the rights appurtenant thereto. Once you receive the stock certificate, we will deliver to you all notices of meetings, proxies and other materials distributed to all of our stockholders, and you will be entitled to voting, dividend and other stockholder rights with respect to such shares. (Page 15)

13. Will participation in the offer impose any restrictions on my eligibility to receive subsequent option grants?

     We will not grant any new options to an Eligible Employee for a period of at least six months from the date the restricted units are granted, regardless of whether or not the Eligible Employee participates in the offer. The deferment of the granting of new options to Eligible Employees is necessary in order for us to avoid incurring compensation expense due to certain accounting rules that could apply to such interim option grants as a result of the offer. (Page 13)

14. What is the source of the restricted units that will be used to exchange for my options?

     The restricted units will be granted under the Plan, and the shares of our class A common stock underlying the restricted units will be drawn from the pool of shares currently authorized for issuance under the Plan. All Eligible Options granted pursuant to the Plan that are returned to us in connection with the offer will be cancelled, and the shares of our class A common stock underlying the Eligible Options will be returned to the Plan, thereby permitting the granting of the restricted units and providing additional shares for future awards under the Plan. (Page 21)

15.  What are the U.S. tax effects for the restricted units?

     You will have no taxable income at the time we grant you the restricted units. Instead, you will recognize ordinary income when and if the restricted units vest. In all cases, the amount of ordinary income that you recognize will equal the fair market value of the shares of our class A common stock transferred to you upon the vesting of the restricted units.

     For example, if you receive 3,000 restricted units on December 19, 2001, 1,000 restricted units would vest on each of the third, fourth and fifth anniversaries of that date. You would recognize ordinary income for 1,000 shares of our class A common stock on December 19, 2004. If the fair market value of our stock is $1.00 on December 19, 2004, you would recognize $1,000 of ordinary income. If on that day the fair market value of our stock is $1.25, you would recognize $1,250 of ordinary income.

     Upon the subsequent sale of the shares, any gain or loss will be treated as capital gain or loss. Capital gains are grouped and netted by holding periods. Net capital gain on assets held 12 months or less is taxed at your highest marginal income tax rate. Net capital gain on assets held for more than 12 months is taxed currently at a maximum federal rate of 20%. Capital losses are first allowed in full against capital gains and then up to $3,000 against other income.

     Foreign taxes are beyond the scope of this discussion. If you reside in a jurisdiction outside of the United States, you should consult with your own tax advisors.

     PLEASE BE AWARE THAT THE STOCK PRICES LISTED ABOVE ARE ONLY BEING USED AS EXAMPLES. WE ARE NOT MAKING ANY REPRESENTATIONS, WARRANTIES OR COVENANTS THAT OUR STOCK PRICE WILL ACTUALLY ACHIEVE THE AMOUNTS INDICATED AS OF SUCH DATES OR ON ANY DATE.

     THIS DISCUSSION REGARDING TAXES IS INTENDED ONLY AS A SUMMARY OF THE GENERAL U.S. TAX LAWS THAT MAY APPLY TO THE RESTRICTED UNITS. THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES TO ANY PARTICULAR INDIVIDUAL WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE STRONGLY ADVISE YOU TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING YOUR PARTICIPATION IN THE OFFER. (Page 22)

16.  How will withholding taxes be handled when my restricted units vest?

     At the time you recognize ordinary income upon vesting of a restricted unit, we will have a withholding tax obligation, much like the obligation that arises when we pay your salary. This ordinary income will be reflected on your year-end W-2. You will be obligated to pay to us or make arrangements satisfactory to the committee that administers the Plan for the payment of any federal, state or local taxes required by law to be withheld. Subject to the approval of the committee, you may elect to have the required minimum tax withholding obligation satisfied in whole or in part, by (i) authorizing us to withhold from the shares to be issued on the vesting of the restricted units or
(ii) transferring to us a number of previously owned whole shares (which you have held for at least six months prior to delivery or which you purchased on the open market and for which you have good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date of vesting, that would satisfy the withholding amount due.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER. (Page
22)

17. When can I sell the shares of class A common stock underlying my restricted units?

     Once your restricted units have vested and you have received a stock certificate representing the underlying shares of class A common stock, you may generally sell these shares, subject to the applicable securities laws and the payment of withholding taxes. (Page 13)

18.  How do I exchange my options for restricted units pursuant to the offer?

     In connection with the offer, we are providing a packet of information to you that includes, among other things, a cover letter describing the terms of the offer. Additionally, the packet will include an Election Form that Dixie Sweeney must receive by 12:00 midnight, Central Standard Time, on December 18, 2001, stating whether or not you intend to participate in the offer. You may mail your Election Form to Ms. Sweeney's attention at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207. It also is acceptable to fax your signed Election Form to Ms. Sweeney's attention at (413) 683-7709 on or before the above deadline and then mail the original to Ms. Sweeney's attention at the above address. If you do not return your Election Form, or it is not timely received by us, you will not be able to participate in the offer.

     We will send an e-mail three (3) business days prior to the expiration of the offer to confirm whether your Election Form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the offer to confirm any remaining forms that were received. However, these e-mails do not constitute acceptance of the options for exchange. (Page 11)

19. When does the offer expire? Can the offer be extended, and if so, how will I know if it is extended?

     The offer expires on December 18, 2001 at 12:00 midnight, Central Standard Time. Although we do not currently intend to do so, we may, in our sole discretion, extend the offer at any time. If the offer is extended, we will make a public announcement or otherwise notify you of the extension of the offer no later than 8:00 a.m., Central Standard Time, on the next business day following the previously scheduled expiration date of the offer. (Page 23)

20. During what period of time may I withdraw my previously tendered Eligible Options?

     You may withdraw your tendered Eligible Options at any time before 12:00 midnight, Central Standard Time, on December 18, 2001. If we extend the offer beyond that time, you may withdraw your tendered Eligible Options at any time until the expiration of the extended offer. To withdraw your tendered Eligible Options, you must deliver to Dixie Sweeney a completed Notice to Withdraw From the Offer at a point in time during which you can still withdraw the tendered Eligible Options. Once you have withdrawn your Eligible Options, you may re-tender them only by following the delivery procedures described in the offer. (Page 12)

21. Do I have to return an election form even if I do not want to exchange my Eligible Options?

     Whether or not you accept the offer, you need to complete and deliver the Election Form to Dixie Sweeney by the deadline specified above. (Page 11)

22.  What happens to my Eligible Options if I do not accept the offer?

     If you do not accept the offer, you will keep all of your Eligible Options and you will not receive any restricted units. The Eligible Options will retain their current exercise prices and vesting schedules until you exercise them or they expire by their terms.

23. What happens to my Eligible Options if after I tender my Eligible Options, you cease to employ me?

     If you cease to be employed by us prior to the expiration of the offer, you may withdraw your tendered Eligible Options and exercise them in accordance with their terms to the extent they are vested. In this event, you will not receive any restricted units. However, if you cease to be employed by us after we have accepted and cancelled your tendered Eligible Options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. The offer does not change the nature of your employment with us in any way. If you are a party to an employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to an employment agreement with us, then you are an "at-will" employee and your employment may be terminated by us or by you at any time with or without cause or notice. (Page
9)

24.  Can the offer be modified?

     Yes. Prior to the expiration of the offer, we may, in our discretion, extend, amend or modify the offer and we may terminate the offer if in our reasonable judgment any of the events listed in Section 7 "Conditions of the Offer" occurs. We will notify you if the offer is terminated. You will also be notified (and given an opportunity to change any Election Form that you may have previously returned to us) if we amend or modify the offer in any material manner. If we extend the offer, we will adjust the date on which the restricted units will be granted to correspond to the new expiration date of the offer. (Page 23)

25.  What do we and our board of directors think of the offer?

     Although our board of directors has approved the offer, neither we nor our board of directors makes any recommendation as to whether you should tender or refrain from tendering your options. You should evaluate your situation and consult with your personal tax, financial or legal advisor to determine whether or not to participate in the offer. We recommend that you evaluate, among other things, the current market quotes for our class A common stock before deciding whether or not to participate in the offer.

26.  What are the accounting consequences to us of making the offer?

     We will record an expense based on the value of the shares of our class A common stock underlying the restricted units on the date of grant. This amount will be expensed as a compensation expense ratably each month for a period of five years commencing on the date of grant. The restricted units issued in the offer will not be treated as variable awards for financial accounting purposes. As a result of the offer, all Eligible Options that are not tendered and accepted may be treated for financial reporting purposes as variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of our class A common stock. The higher the market value of our class A common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of our class A common stock in our statement of operations until the options are exercised, forfeited or terminated. Any Eligible Options that are not tendered in this offer and accepted will retain their original term, which is generally ten years, subject to earlier expiration upon the occurrence of certain events, including the optionee's termination of employment. (Page 21)

27.  Who can I talk to if I have questions about the offer?

     All questions regarding the offer should be directed to Dixie Sweeney at
(214) 863-1081 or at dsweeney@wyndham.com. We will attempt to respond to e-mail inquiries within 24 to 48 hours.

28.  What else should I know about the offer?

     We may update this Offer to Exchange in the future by furnishing to participants an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new Offer to Exchange, except upon request. Accordingly, you should keep this Offer to Exchange for future reference.

     You should rely on the information incorporated by reference or provided in this Offer to Exchange or any supplement to this Offer to Exchange. We have not authorized anyone to provide you with different or additional information. We are not making the offer in any state or country where the offer is not permitted. You should not assume that the information in this Offer to Exchange or any supplement to this Offer to Exchange is accurate as of any date other than the date on the front of such document.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Offer to Exchange, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

     (a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 27, 2001 and as amended on April 30, 2001;

     (b) our Quarterly Report for the quarter ended March 31, 2001, as filed with the SEC on May 14, 2001 and as amended on June 15, 2001;

     (c) our Quarterly Report for the quarter ended June 30, 2001, as filed with the SEC on August 13, 2001;

     (d) our Quarterly Report for the quarter ended September 30, 2001, as filed with the SEC on November 13, 2001;

     (e)  our Current Report on Form 8-K filed with the SEC on October 3, 2001;

     (f) our Registration Statement on Form 8-A/A, dated August 11, 1999, which contains a description of our class A common stock; and

     (g) our Registration Statement on Form 8-A/A, dated August 11, 1999 and as amended on May 30, 2000, which contains a description of our series C junior preferred stock purchase rights.

                  CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participation in the offer involves a number of potential risks, including those described below. This list and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, highlight the material risks of participating in the offer. Eligible Employees should carefully consider these risks and are encouraged to speak with an investment, tax or legal advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the related letter from Fred J. Kleisner, our Chairman and Chief Executive Officer, dated November 19, 2001, the Election Form and the Notice to Withdraw from the Offer, our entire Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, and our entire Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 before deciding whether the participate in the offer.

     We urge you to read our Form 10-Q for the fiscal quarter ended September 30, 2001 for, among other things, a discussion of the impact of the weak economy and the terrorist attacks of September 11, 2001 and their aftermath on our results of operations, liquidity and capital resources. Also, as discussed more fully in the Form 10-Q, we recently entered into a waiver with the other parties to our credit agreement and our increasing rate loan agreement (the "loan agreements"). Pursuant to the terms of the waiver, our compliance with certain financial covenants in the loan agreements was waived for the third and fourth quarters of 2001, subject to our compliance with certain additional restrictions during that period. The waiver expires on February 28, 2002. We are currently in discussions with the other parties to the loan agreements to amend the loan agreements. We believe that we will be successful in our efforts to amend the loan agreements, but there can be no assurance that we will be able to do so.
In the absence of an amendment or further waiver of compliance with the financial covenants prior to March 1, 2002, our noncompliance with the financial covenants will constitute an event of default under the loan agreements, entitling the other parties to the loan agreements to accelerate the maturity of the amounts owed to them under the loan agreements. If the other parties to the loan agreements accelerate the amounts due under the loan agreements, we likely would be required to take necessary and appropriate action to protect ourselves and our assets.

You may lose the potential benefit of any vested options that you tender in this offer.

     Your restricted units are scheduled to vest in equal amounts on the third, fourth and fifth anniversaries of the date of grant. You will receive restricted units with a new vesting schedule and lose the benefit of any vesting that has already occurred with respect to your Eligible Options. You will generally forfeit any portion of the restricted units you receive in this offer that are not vested if your service with us terminates for any reason. In particular, if your service with us is terminated for any reason prior to the third anniversary of the date of grant, you generally will forfeit all of your restricted units.

If your employment with us is terminated before the restricted units are granted, you will not receive any restricted units.

     You have no right to continued employment with us. If your employment with us terminates for any reason whatsoever before the restricted units are granted, we will not grant you any restricted units.

     If you cease to be employed by us prior to the expiration of the offer, you may withdraw your tendered Eligible Options and exercise them in accordance with their terms to the extent they are vested. In this event, you will not receive any restricted units. However, if you cease to be employed by us after we have accepted and cancelled your tendered Eligible Options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. The offer does not change the nature of your employment with us in any way. If you are a party to a written employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to a written employment agreement with us, then you are an "at-will" employee and your employment may be terminated by us or by you at any time with or without cause or notice.

You may incur tax liability in connection with receiving your restricted units but never recognize any benefit from your restricted units, or incur tax liability in excess of the amount you receive upon the sale of our shares of class A common stock underlying your restricted units.

     You will have no taxable income at the time we grant you the restricted units. Instead, you will recognize ordinary income when and if the restricted units vest. In all cases, the amount of ordinary income that you recognize will equal the fair market value of the shares of our class A common stock transferred to you upon the vesting of the restricted units. If the trading price of our class A common stock decreases after the vesting date and your shares are subsequently sold, you may receive an amount from the sale of the shares of our class A common stock underlying your restricted units that is less than your tax liability.


                                   THE OFFER

1.   Eligibility.

     You are an employee eligible to participate in the offer (an "Eligible Employee") if:

     (a) you are employed by us or one of our subsidiaries on the date the offer is made and remain employed as of the date the tendered Eligible Options are accepted for exchange and the date the restricted units are granted;

     (b) you received in the performance review conducted by us in November 2001 a performance rating that you either met or exceeded the standards set for your position by us; and

     (c) you hold one or more options to purchase shares of our class A common stock that were granted on or after January 1, 2000 under the Second Amendment and Restatement of the Wyndham International, Inc. 1997 Incentive Plan (the "Plan").

     For purposes of the offer, certain of our employees (Fred Kleisner, Theodore Teng and Joseph Champ) will not be deemed to be Eligible Employees.

2.   Number of Eligible Options; expiration date  .

     We are offering to exchange all options that were granted under the Plan on or after January 1, 2000 to Eligible Employees (the "Eligible Options").
Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised Eligible Options held by Eligible Employees that are properly tendered in accordance with Section 4 of this Offer to Exchange and not validly withdrawn before the "expiration date" (as defined below) in return for the restricted units, the terms of which are more fully described in Section 9 of this Offer to Exchange. In return for tendering your Eligible Options, you will receive one restricted unit for each share of our class A common stock underlying each Eligible Option that you tender. We will not accept partial tenders of the Eligible Options. Therefore, you may only tender Eligible Options for all or none of the shares of our class A common stock underlying your Eligible Options. We presently expect to cancel all tendered Eligible Options on or about the expiration date.

     If you cease to be employed by us prior to the expiration of the offer, you may withdraw your tendered Eligible Options and exercise them in accordance with their terms to the extent they are vested. In this case, you will not receive any restricted units. If you cease to be employed by us after we have accepted and cancelled your tendered Eligible Options, you will have no rights with respect to those options and they will not be reissued and returned to you for any reason. This offer does not change the nature of your employment with us in any way. If you are a party to an employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to an employment agreement with us, then you are an "at-will" employee and your employment may be terminated by us or by you at any time with or without cause or notice.

     The term "expiration date" means 12:00 midnight, Central Standard Time, on December 18, 2001, unless and until we, in our sole discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" will mean the latest time and date at which the offer, as so extended, expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

     . increase or decrease the amount of consideration offered for the Eligible Options;

     .  decrease the number of Eligible Options; or

     . increase the number of Eligible Options by an amount that exceeds 2% of the shares of our class A common stock issuable upon exercise of the Eligible Options immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of such notice. We will also notify you of any other material change in the information contained in this Offer to Exchange. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard Time.

3.   Purpose of the offer.

     As a company, we are committed to employee ownership of our capital stock because it helps us attract and retain the best and brightest employees. Our board of directors has authorized this exchange in order to provide an incentive to Eligible Employees for their continued efforts and dedication. We believe that your Eligible Options no longer provide the incentives we had intended. Many of you have stock options with exercise prices significantly above our current and recent trading prices. We are offering this program on a voluntary basis to allow you to choose whether to keep your Eligible Options at their current exercise prices, or to exchange those options for restricted units. We are not required to make the offer.

     Except as otherwise disclosed in this Offer to Exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

     (a) any extraordinary transaction, such as a merger, reorganization or liquidation involving us or any of our subsidiaries;

     (b) any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

     (c) any material change in our present dividend policy or in our indebtedness or capitalization;

     (d)  any change in our present board of directors or management;

     (e)  any material changes in our corporate structure or business;

     (f) our class A common stock being de-listed from a national securities exchange;

     (g) any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended;

     (h) the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act of 1934, as amended;

     (i) the acquisition by any person of our securities or the disposition by any person of any of our securities, other than in connection with the offer; or

     (j) any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of us.

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO EXCHANGE, THE LETTER FROM FRED J. KLEISNER, DATED NOVEMBER 19, 2001, THE ELECTION FORM, AND THE NOTICE TO WITHDRAW FROM THE OFFER AND TO CONSULT YOUR OWN INVESTMENT, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE.

4.   Procedures for tendering Eligible Options.

Proper Tender of Eligible Options.

     To validly tender your Eligible Options, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form via facsimile or hand delivery to Dixie Sweeney, together with any other required documents, at the following address:

          Dixie Sweeney
          Wyndham International, Inc.
          1950 Stemmons Freeway, Suite 6001
          Dallas, Texas 75207
          Telephone:  (214) 863-1081
          Facsimile:  (413) 683-7709

     Whether you accept the offer or not, you must complete and deliver the Election Form to Ms. Sweeney before the expiration of the offer at 12:00 midnight, Central Standard Time, on December 18, 2001. If you do not return the Election Form, or it is not timely received by us, you will not be able to participate in the offer.

     The delivery of all documents, including the Election Form and any Notice to Withdraw from the Offer, is at your risk. We intend to confirm via e-mail the receipt of your Election Form within three business days prior to the expiration of the offer. We will send a final confirmation e-mail following the expiration of the offer to confirm that any remaining forms were received. However, these e-mails do not constitute acceptance by us of the Eligible Options for exchange. If you have not received such a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our sole discretion, all questions related to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options. Our determination of these matters will be final and binding on all parties. Although we anticipate that we will accept properly and timely tendered Eligible Options that are not validly withdrawn, we reserve the right to reject any or all tenders of Eligible Options for any reason, including tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular Eligible Option or for any particular Eligible Employee. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to any extension that we may grant in our sole discretion.

Our Acceptance Constitutes an Agreement.

     Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE AND CANCELLATION OF THE ELIGIBLE OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER. As noted above, we reserve the right to reject any or all tenders of Eligible Options for any reason, including tenders of Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept.

     This agreement, however, in no way constitutes a contract for employment or guarantees employment for a specified term. If you are a party to a written employment agreement with us, your employment may be terminated by us or by you at any time in accordance with the terms of your employment agreement. If you are not a party to a written employment agreement with us, then you are an "at-will" employee and your employment may be terminated by us or by you at any time with or without cause or notice.

     Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered options that have not been validly withdrawn promptly after the expiration of the offer.

5.   Withdrawal rights and change of election.

     You may withdraw your tendered Eligible Options at any time before 12:00 midnight, Central Standard Time, on December 18, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the expiration of the extended offer. We expect to accept all properly tendered Eligible Options promptly after the expiration of the offer on December 18, 2001, and we expect to cancel all accepted Eligible Options on or about such date. If, however, we have not accepted your tendered Eligible Options for exchange by 12:00 midnight, Central Standard Time, on January 16, 2002, you may withdraw your tendered Eligible Options at any time after January 16, 2002, until they are accepted and cancelled.

     To validly withdraw tendered Eligible Options, you must deliver to Dixie Sweeney via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Withdraw from the Offer, with the required information, while you still have the right to withdraw the tendered options.

     If you first decline to participate in the offer and then decide to participate, you must deliver to Dixie Sweeney a new Election Form via facsimile or hand delivery, in accordance with the procedures listed in Section 4 above, prior to the expiration date. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded.

     Except as described in the following sentences of this paragraph, the Election Form and the Notice to Withdraw from the Offer must be executed by the Eligible Employee whose name appears on the option agreement or agreements evidencing the Eligible Options. If the Eligible Employee's name has legally been changed since the signing of an option agreement, the Eligible Employee must submit proof of the legal name change. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, such person's full title and proper evidence of the authority to act in that capacity must be indicated.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4 above.

     Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Withdraw from the Offer or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will resolve, in our sole discretion, all questions as to the form and validity, including time of receipt, of any Notices to Withdraw from the Offer and any new or amended Election Forms. Our determination of these matters will be final and binding.

6.   Acceptance of Eligible Options for exchange and grant of restricted units.

     Upon the expiration of the offer on the expiration date, we will accept for exchange and will cancel those Eligible Options that are properly tendered and not validly withdrawn before the expiration date. Once your Eligible Options are cancelled, you will no longer have any rights with respect to them. Subject to the terms and conditions of the offer, if your Eligible Options are properly tendered and accepted for exchange, the options will be cancelled promptly after the date of our acceptance, and we will forward to you, as soon as practicable, a restricted unit award agreement for execution in connection with the issuance to you of your restricted units.

     The restricted units will be granted under the Plan promptly after December 18, 2001, unless we extend this Offer to Exchange. The restricted units vest in equal amounts on the third, fourth and fifth anniversaries of the date of grant, subject to earlier vesting in certain circumstances. Upon the vesting of any restricted units, we will issue a stock certificate to you for the number of shares of our class A common stock underlying the vested restricted units. Upon the receipt of the stock certificate, the shares represented by it will be yours to hold, transfer or sell as you desire, subject to compliance with applicable securities laws and the payment of withholding taxes.

     We will not accept partial tenders of your Eligible Options. However, you may tender the remaining portion of an Eligible Option that you have partially exercised. Accordingly, to participate in the offer, you must tender all of your unexercised Eligible Options whether or not such options are partially exercised.

     We will not grant any new options to Eligible Employees for a period of at least six months from the date the restricted units are granted, regardless of whether or not the Eligible Employee participates in the offer. The deferment of the granting of new options to Eligible Employees is necessary in order for us to avoid incurring compensation expense due to certain accounting rules that could apply to such interim option grants as a result of the offer.

     If you do not accept the offer, you will keep all of your Eligible Options and you will not receive any restricted units. The Eligible Options will retain their current exercise prices and vesting schedules until you exercise them or they expire by their terms.

     We will send an e-mail three business days prior to the expiration of the offer to confirm whether your Election Form has been received or alerting you that it has not yet been received. We will send a final confirmation e-mail following the expiration of the offer to confirm any remaining forms that were received. However, these e-mails do not constitute acceptance of the options for exchange. For purposes of the offer, we will not be deemed to have accepted your Eligible Options for exchange until such time that we have given oral or written notice to the Eligible Employees generally of such acceptance of such Eligible Options for exchange, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we presently expect that we will accept all properly tendered Eligible Options that are not validly withdrawn promptly after the expiration of the offer.

7.   Conditions of the offer.

     Notwithstanding any other provision of the offer, we will not be required to accept any Eligible Options tendered for exchange in connection with the offer, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any Eligible Options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 19, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

     . there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered Eligible Options pursuant to the offer, the grant of the restricted units, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

     . there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (i) make the acceptance for exchange of, or the grant of the restricted units for, some or all of the tendered Eligible Options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

          (ii) delay or restrict our ability, or render us unable, to accept for exchange, or grant restricted units for, some or all of the tendered Eligible Options;

          (iii) materially impair the contemplated benefits of the offer to us;
                or

          (iv) materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to us;

     . a tender or exchange offer for some or all of our shares of class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

     . the number of tendered Eligible Options underlying shares of our class A common stock is not sufficient to make the exchange worthwhile to us;

     . any change or changes shall have occurred in our business, condition, assets, income, operations, prospects or stock ownership that, in our judgment, is or may be material to us or may materially impair the contemplated benefits of the offer to us;

     . any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market shall have occurred; or

     . any actual or anticipated change occurs in United States generally accepted accounting principles that could adversely affect the manner in which we are required, for financial accounting purposes, to account for the offer.

     The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.   Price range of shares underlying the Eligible Options.

     The shares of our class A common stock underlying your Eligible Options are currently traded on the New York Stock Exchange under the symbol "WYN". The following table shows, for the periods indicated, the high and low sales prices per share of our class A common stock as reported by the New York Stock Exchange (the "NYSE") from June 30, 1999. Prior to June 30, 1999, our shares were paired with shares of common stock, par value $0.01 per share, of Patriot American Hospitality, Inc. The paired shares were reported on the NYSE under the symbol "PAH."

                                                                     High                          Low
                                                                     ----                          ---

Fiscal Year 1999:
 Quarter ended March 31, 1999                                      $7.0000                       $4.4375
 Quarter ended June 30, 1999                                        5.5000                        4.0000
 Quarter ended September 30, 1999                                   4.8750                        2.6250
 Quarter ended December 31, 1999                                    3.8750                        2.4375

Fiscal Year 2000:
 Quarter ended March 31, 2000                                      $2.9375                       $1.7500
 Quarter ended June 30, 2000                                        2.6250                        1.6875
 Quarter ended September 30, 2000                                   2.5000                        1.6875
 Quarter ended December 31, 2000                                    2.0625                        1.3125

Fiscal Year 2001:
 Quarter ended March 31, 2001                                      $2.5000                       $1.5000
 Quarter ended June 30, 2001                                        3.0000                        1.7300
 Quarter ended September 30, 2001                                   2.7500                        0.6000
 Quarter ended December 31, 2001 (through November 16,
  2001)                                                             0.7700                        0.4900


     As of November 16, 2001, the last reported sale price during regular trading hours of our class A common stock, as reported by the New York Stock Exchange, was $0.51 per share.

     WE RECOMMEND THAT YOU EVALUATE, AMONG OTHER FACTORS, CURRENT MARKET QUOTES FOR OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR ELIGIBLE OPTIONS.

9.   Source and amount of consideration; terms of restricted units.

Consideration.

     We will grant the restricted units under the Plan in exchange for the Eligible Options properly tendered to, and accepted for exchange and cancelled by, us. You will receive one restricted unit for each share of our class A common stock underlying the Eligible Options that you tender and we accept and cancel in accordance with the terms of the offer. If we receive and accept tenders of all Eligible Options from all Eligible Employees, subject to the terms and conditions of the offer, we will grant 5,598,326 restricted units in exchange for the shares of our class A common stock underlying the Eligible Options. These shares would equal approximately 3.33% of the total number of shares of our class A common stock outstanding on November 16, 2001.

Terms of Restricted Units.

     The following description of the terms of the restricted units is a summary and is not complete. The description is subject to, and qualified in its entirety by reference to, all provisions of the Plan and the forms of restricted unit award agreement. The Plan and the forms of restricted unit award agreement have been filed with the SEC as exhibits to the Schedule TO. Please contact Dixie Sweeney at Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, Telephone: (214) 863-1081, Fax: (413) 683-7709, e-mail:
dsweeney@wyndham.com, to receive a copy of the Plan or the forms of restricted unit award agreement. We will promptly furnish you with copies of these documents at our expense.

General.

     Restricted units under the Plan may be granted to employees of us and our subsidiaries. At present, the number of shares of class A common stock reserved for issuance under the Plan is equal to 10% of the outstanding shares of our class A common stock on a fully diluted basis. The shares of our class A common stock underlying an

Eligible Option cancelled as part of the offer will be available for subsequent grants under the Plan, a copy of which is attached to the Schedule TO as Exhibit
(d)(1).

     The restricted units granted pursuant to the Plan will be evidenced by a restricted unit award agreement between us and each Eligible Employee whose tendered Eligible Options are accepted and cancelled in the offer. The restricted unit award agreement will contain the vesting provisions and other restrictions applicable to the restricted units to be issued to each such Eligible Employee. The restricted units will be subject to forfeiture and other restrictions until the shares vest. These restrictions include prohibitions against assignment, transfer, conveyance, pledge, hypothecation, gift or other encumbrance or disposition.

     Upon vesting, we will issue in your name the number of shares of our class A common stock underlying the vested restricted units, in accordance with the terms and conditions of the Plan and your restricted unit award agreement, after you have provided for the payment to us of any required federal and state income and withholding taxes. Upon receipt of the stock certificate, you will have dividend, voting and other stockholder rights with respect to all of the shares represented by such stock certificate. In addition, we will send you all notices of meetings, proxy statements, proxies and other materials distributed to our stockholders. Once your restricted units have vested and you have received a stock certificate representing the underlying shares of class A common stock, you may generally sell these shares, subject to the applicable securities laws and the payment of withholding taxes.

Vesting; Forfeiture.

     General Vesting Schedule. The restricted units will vest in equal amounts on the third, fourth and fifth anniversaries of the date of grant. Vesting will only occur, however, if you are employed by us or one of our subsidiaries through the respective vesting dates. Even if the Eligible Options you exchange are partially-vested or fully-vested, the restricted units you receive will not be vested and will be subject to the new vesting period.

     Change in Control. If there is a "change in control" (as defined in the Plan), the vesting for any restricted units that have not yet vested will be accelerated to the first anniversary of the date of the change in control, provided you have remained employed by us or one of our subsidiaries through the date of such first anniversary. If in connection with a change in control of us, we terminate your employment with us without "cause" or you terminate your employment with us for "good reason," your remaining unvested restricted units will vest as follows:

     . If your termination occurs after a change in control of us has occurred but before the first anniversary of the date of such change in control of us, all of your remaining unvested restricted units will vest on the date of your termination.

     .  If your termination occurs:

        . after we enter into a letter of intent or definitive agreement providing for a change in control of us, and

        . on or before a change in control that occurs within a specified period of time after we have entered into the letter of intent or definitive agreement,

        then your restricted units will continue to vest in accordance with the vesting schedule until the change in control occurs, at which time any remaining unvested restricted units that you have will also vest. For Eligible Employees who have written employment agreements with us, the specified period within which the change in control must occur after we have entered into a letter of intent or definitive agreement is equal to the amount of time over which your "severance amount" is paid pursuant to your employment agreement (12 to 24 months). For Eligible Employees who do not have a written employment agreement with us, the specified period is 12 months.

     For Eligible Employees who have written employment agreements with us, "good reason" and "cause" have the same meanings for those terms as set forth in your written employment agreement with us. For Eligible Employees who do not have a written employment agreement with us, "good reason" and "cause" have the meanings set forth in your restricted unit award agreement.

     If in connection with a change in control, the holders of outstanding shares of our class A common stock receive, in exchange for their shares, capital stock or other securities of another corporation or cash or other property, then each unvested restricted unit will thereafter present the right to receive what our common stockholders received in the change in control transaction for each share of common stock that they held.

     The Plan also provides that upon a consolidation, merger or sale of all or substantially all of our assets in which the outstanding shares of our class A common stock are exchanged for securities, cash or other property of an unrelated corporation or business entity, our board of directors may provide that all restricted units will terminate immediately prior to such transaction and that the restricted units will be fully settled in cash or other property at such appropriate consideration as determined by the compensation committee of our board of directors in its sole discretion after taking into account the consideration that is paid in the transaction for the shares of our class A common stock.

     Forfeiture. Under certain circumstances, if your employment with us or any of our subsidiaries is terminated, you will forfeit some or all of your restricted units that have not yet vested:

     .  If you have a written employment agreement with us, and:

        . we terminate your employment for "cause" or you terminate your employment without "good reason," all of your remaining unvested restricted units will be forfeited completely as of the date of your termination; or

        . we terminate your employment without "cause" or you terminate your employment for "good reason" other than under the circumstances described above relating to a change in control, then your remaining unvested restricted units will continue to vest pursuant to the vesting schedule for a period of time that equals the period of time over which your severance amount is paid pursuant to your employment agreement. Any remaining unvested restricted units that have not vested by the end of such time period will be forfeited at the end of such time period; or

        . your employment is terminated due to your death or disability, then the portion of your remaining unvested restricted units that is to vest on the next scheduled vesting date following the date your employment terminates will be accelerated and will vest on the date your employment terminates.

     .  If you are not a party to a written employment agreement with us, and

        . your employment is terminated due to your death or disability, then the portion of your remaining unvested restricted units that is to vest on the next scheduled vesting date following the date your employment terminates will be accelerated and will vest on the date your employment terminates; or

        . your employment is terminated other than due to your death or disability or under the circumstances described above relating to a change of control, you will forfeit all of your restricted units that have not yet vested at the time of termination of your employment (regardless of whether you terminate your employment with us, or we terminate your employment with or without "cause").

     If you have a written employment agreement with us and there is any conflict between the vesting provisions in the restricted units awards and your employment agreement, the terms of the restricted unit award agreement will control.

     If you are not a party to a written employment agreement with us, the following terms will have the following definitions in your restricted unit award agreement:

     . "Cause" will be defined as (a) conduct by you constituting a material act of willful misconduct in connection with the performance of your duties, including, without limitation, misappropriation of our funds or property or that of any of our affiliates other than the occasional, customary and de minimis use of our property for personal purposes; (b) criminal or civil conviction of you, a plea of nolo contendere by you or conduct by you that would reasonably be expected to result in material injury to our reputation if you were retained in your position with us, including, without limitation, conviction of a felony involving moral turpitude; or (c) continued, willful and deliberate non-performance by you of your duties for us (other than by reason of your physical or mental illness, incapacity or disability) and such non-performance has continued for more than 30 days following written notice of such non-performance from us.

     . "Good Reason" will be defined as (a) the involuntary relocation of your principal place of work to a location more than 50 miles from such location; (b) the substantial diminution or other substantive adverse change, not consented to by you, in the nature or scope of your responsibilities, functions or duties; or (c) after the occurrence of a change in control, a reduction, not consented to by you, in your base pay or salary.

Registration of Shares Underlying Restricted Units

     All shares of our class A common stock issuable upon the vesting of any of your restricted units have been registered under the Securities Act of 1933, as amended, on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an affiliate of ours, you will be able to sell the shares you obtain upon the vesting of your restricted units free of any transfer restrictions under applicable securities laws.

Tax Consequences.

     You should refer to Section 15 of this Offer to Exchange for a discussion of U.S. federal tax consequences resulting from the exchange of your Eligible Options for restricted units.

10.  Information concerning Wyndham.

     Our principal executive offices are located at 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207. Our telephone number is (214) 863-1000. We are a fully-integrated and multi-branded hotel enterprise that operates primarily in the upscale and luxury segments. Through a series of acquisitions, we have grown from 20 hotels in 1995 to become one of the largest U.S.-based hotel operators. As of September 30, 2001, we owned interests in 129 hotels with over 37,200 guestrooms and leased 38 hotels from third parties with over 5,800 guestrooms. In addition, we managed 31 hotels for third party owners with over 9,800 guestrooms and franchised 29 hotels with over 5,500 guestrooms.

11.  Financial information.

     The following tables set forth selected financial and operating data for us. The selected audited historical statement of operations data for the years ended December 31, 1999 and December 31, 2000, respectively, and the selected audited historical balance sheet data as of December 31, 1999 and December 31, 2000, respectively, have been derived from the financial statements included in our annual report on Form 10-K for the year ended December 31, 2000. The selected historical statement of operations data for the nine months ended September 30, 2000 and September 30, 2001, respectively, and the selected historical balance sheet data as of September 30, 2001, which are included in our quarterly report on Form 10-Q for the quarter ended September 30, 2001, are unaudited, but include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                          WYNDHAM INTERNATIONAL, INC.
                        SELECTED CONDENSED CONSOLIDATED
                           HISTORICAL FINANCIAL DATA
                   (Amounts in thousands, except share data)

                                                                                                    Nine  Months Ended
                                                                             Year Ended                 September 30,
                                                                            December 31,                    2001
                                                                -----------------------------------   ---------------
                                                                    2000                  1999         (unaudited)
                                                                -------------      ----------------   ---------------
Balance Sheet Data:
Current assets                                                    $1,571,642          $  906,628        $1,382,421
Total assets                                                       6,066,899           7,003,490         5,821,540
Current liabilities                                                  911,099             522,858           876,384
Total debt                                                         3,398,950           3,643,556         3,394,270
Minority interest in the operating partnerships                       21,416              22,435            21,416
Minority interest in consolidated subsidiaries                       164,906             166,483            89,815
Shareholders' equity                                               1,794,187           2,137,662         1,650,216

                                                                                                           Nine Months Ended
                                                                           Year Ended                         September 30,
                                                                          December 31,                         (unaudited)
                                                                ----------------------------------    ------------------------------
                                                                    2000                1999              2001              2000
                                                                -------------      ----------------   -------------    -------------
Operating Data:
Total revenue                                                     $2,498,595         $ 2,495,335        $1,654,289       $1,891,087
Operating loss                                                      (525,505)           (483,589)          (94,809)        (226,577)
Loss before income taxes, minority interest,
    accounting change and extraordinary item                        (523,014)           (491,335)          (91,678)        (221,090)
Loss before accounting change and extraordinary item                (324,671)         (1,062,131)          (69,655)        (154,259)
Net loss                                                            (324,671)         (1,071,969)          (81,857)        (154,259)

Per Share Data:
Basic loss per share:
    Loss before accounting change and extraordinary item          $    (2.56)        $     (7.02)       $    (0.91)      $    (1.38)
    Cumulative effect of change in accounting principle,
       net of taxes                                                        -                   -             (0.06)               -
  Extraordinary item, net of taxes                                         -               (0.06)            (0.01)               -
                                                                -------------      --------------     -------------    -------------
  Net loss per common share                                       $    (2.56)        $     (7.08)       $    (0.98)      $    (1.38)
                                                                =============      ==============     =============    =============

Diluted loss per share:
    Loss before accounting change and extraordinary item          $    (2.56)        $     (7.14)       $    (0.91)      $    (1.38)
    Cumulative effect of change in accounting principle,
       net of taxes                                                        -                   -             (0.06)               -
    Extraordinary item, net of taxes                                       -               (0.06)            (0.01)               -
                                                                -------------      --------------     -------------    -------------
    Net loss per common share                                     $    (2.56)        $     (7.20)       $    (0.98)      $    (1.38)
                                                                =============      ==============     =============    =============

Other Data:
    Ratio of (losses) earnings to fixed charges                        (0.39)              (0.36)             0.63             0.22
    Deficiency of earnings to fixed charges                       $  523,014         $   491,335        $   91,678       $  221,090

     The financial information in the following documents is incorporated herein by reference:

     . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 27, 2001 and as amended on April 30, 2001;

     . our Quarterly Report for the quarter ended March 31, 2001, as filed with the SEC on May 14, 2001 and as amended on June 15, 2001;

     . our Quarterly Report for the quarter ended June 30, 2001, as filed with the SEC on August 13, 2001; and

     . our Quarterly Report for the quarter ended September 30, 2001, as filed with the SEC on November 13, 2001.

     For a copy of our audited financial statements for the two fiscal years ended December 31, 1999 and December 31, 2000, respectively, as filed with the SEC, please see the Form 10-K for the fiscal year ended December 31, 2000.

     For our most recent unaudited balance sheet, unaudited comparative year-to-date income statements and related earnings per share data, unaudited statements of cash flows and unaudited comprehensive income, as filed with the SEC, please see the Form 10-Q for the quarter ended September 30, 2001. As of September 30, 2001, our book value per share was $5.33, which was calculated by dividing our total stockholders' equity on September 30, 2001 by the total number of shares of our class A common stock, on an as-converted basis, outstanding on September 30, 2001.

     SEE SECTION 18 FOR INSTRUCTIONS ON HOW YOU CAN OBTAIN COPIES OF OUR SEC FILINGS AND COPIES OF THE FINANCIAL STATEMENTS REFERENCED ABOVE.

12. Interests of directors and officers; transactions and arrangements concerning the Eligible Options.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. Our directors and executive officers, as a group, beneficially own Eligible Options under the Plan to purchase a total of 1,535,000 shares of our class A common stock, which represents approximately 27.42% of the shares of our class A common stock underlying all Eligible Options outstanding under the Plan.

     Directors who are employees and executive officers of us or one of our subsidiaries are eligible to participate in the offer. However, our outside directors and certain of our specified executive officers (Fred Kleisner, Theodore Teng and Joseph Champ) are not eligible to participate in the offer. Our directors and executive officers who are Eligible Employees, as a group, will receive approximately 1,535,000 restricted units in the offer, assuming all of our directors and executive officers who are Eligible Employees participate in the offer.

     Except as otherwise noted, our directors and executive officers beneficially owned the following Eligible Options as of November 19, 2001:

                                                         Number of
                     Beneficial Owner                 Eligible Options
          ---------------------------------------     ----------------
          Karim Alibhai...........................                  0
          Leon D. Black...........................                  0
          Leonard Boxer...........................                  0
          Norman Brownstein.......................                  0
          Joseph Champ............................                  0
          Stephen T. Clark........................                  0
          Milton Fine.............................                  0
          Paul Fribourg...........................                  0
          Susan T. Groenteman.....................                  0
          Michael Grossman........................            340,000

          David Johnson...........................            355,000
          Fred J. Kleisner........................                  0
          Thomas H. Lee...........................                  0
          Alan M. Leventhal.......................                  0
          William L. Mack.........................                  0
          Lee S. Neibart..........................                  0
          Marc J. Rowan...........................                  0
          Rolf E. Ruhfus..........................                  0
          Scott A. Schoen.........................                  0
          Richard Smith...........................            500,000
          Scott M. Sperling.......................                  0
          Lynn Swann..............................                  0
          Theodore Teng...........................                  0
          Sherwood M. Weiser......................                  0

     During the past 60 days, we have granted options to purchase 325,000 shares of our class A common stock, each of which had an exercise price of $0.74 per share. Of the options granted during this period, none were granted to the executive officers and directors listed in Exhibit A. During the past 60 days, no options have been exercised. Other than as set forth above, there have been no transactions in options to purchase our class A common stock that were effected during the past 60 days by us or, to our knowledge, by any of our current executive officers, directors or affiliates.

13. Status of Eligible Options acquired by us in the offer; accounting consequences of the offer.

     The Eligible Options we acquire through the offer will be cancelled and the shares of our class A common stock subject to those options granted under the Plan will be returned to the applicable pool of shares available for grants under the Plan. To the extent these shares do not underlie the restricted units granted in connection with the offer under the Plan, the shares will be available for future awards to employees and other eligible plan participants under the Plan without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or stock exchange on which our shares are then quoted or listed.

     The exchange and cancellation of tendered Eligible Options and the subsequent issuance of restricted units will result in the recognition of a compensation cost by us. We will record the expense based on the value of the shares of our class A common stock underlying the restricted units on the date of grant. This amount will be expensed as a compensation expense ratably each month for a period of five years commencing on the date of grant. The restricted units issued in the offer will not be treated as variable awards for financial accounting purposes. As a result of the offer, all Eligible Options that are not tendered and accepted may be treated for financial reporting purposes as variable awards. This means that we may be required to record non-cash stock compensation charges reflecting any increases and decreases in the price of our class A common stock. The higher the market value of our class A common stock, the greater the non-cash stock compensation expense we would have to record. We would have to continue to reflect the impact of increases and decreases in the price of our class A common stock in our statement of operations until the options are exercised, forfeited or terminated. Any Eligible Options that are not tendered in this offer and accepted will retain their original term, which is generally ten years, subject to earlier expiration upon the occurrence of certain events, including the optionee's termination of employment.

14.  Legal matters; regulatory approvals.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Eligible Options and granting of restricted units as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our Eligible Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered Eligible Options for exchange and to grant restricted units for tendered Eligible Options is subject to the conditions described in Section 7 of this Offer to Exchange.

15.  Material U.S. federal income tax consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Options pursuant to the offer. This discussion is based on the Internal Revenue Code of 1986, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees.

     Foreign taxes are beyond the scope of this discussion. If you reside in a jurisdiction outside of the United States, you should consult with your own tax advisors.

     WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

Issuance of Restricted Units.

     You will have no taxable income at the time we grant you the restricted units. Instead, you will recognize ordinary income when and if the restricted units vest. In all cases, the amount of ordinary income that you recognize will equal the fair market value of the shares transferred to you upon the vesting of the restricted units.

     For example, if you receive 3,000 restricted units on December 19, 2001, 1,000 restricted units would vest on each of the third, fourth and fifth anniversaries of that date. You would recognize ordinary income for 1,000 shares of our class A common stock on December 19, 2004, assuming this is the date of the actual transfer of the shares of our class A common stock to you. If the fair market value of our stock is $1.00 on December 19, 2004, you would recognize $1,000 of ordinary income. If on that day the fair market value of our stock is $1.25, you would recognize $1,250 of ordinary income.

     We will generally be allowed a business expense deduction for the amount of the taxable income recognized by you in connection with the vesting of your restricted units.

Subsequent Sale of Shares.

     Upon a sale or other taxable disposition of the shares of our class A common stock issued upon the vesting of restricted units, you will recognize a taxable gain equal to the amount realized upon the sale or disposition of the shares less their fair market value at the time you recognized taxable income in connection with those shares. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The capital gain or capital loss will be long-term if the shares are held for more than twelve months prior to the sale.

Withholding Taxes.

     At the time you recognize ordinary income upon vesting of a restricted unit, we will have a withholding tax obligation, much like the obligation that arises when we pay your salary. This ordinary income will be reflected on your year-end W-2. You will be obligated to pay to us or make arrangements satisfactory to the committee that administers the Plan for the payment of any federal, state or local taxes required by law to be withheld. Subject to the approval of the committee, you may elect to have the required minimum tax withholding obligation satisfied in whole or in part, by (i) authorizing us to withhold from the shares to be issued on the vesting of the restricted units or
(ii) transferring to us a number of previously owned whole shares (which you have held for at least six months prior to delivery or which you purchased on the open market and for which you have good title, free and clear of all liens and encumbrances) having an aggregate fair market value, determined as of the date of vesting, that would satisfy the withholding amount due.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATION IN THE OFFER.

16.  Extension of offer; termination; amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any Eligible Options by giving oral or written notice of such extension to the Eligible Employees or making a public announcement thereof.

     We also expressly reserve the right, in our reasonable judgment, to terminate or amend the offer prior to the expiration date, and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7 of this Offer to Exchange, by giving oral or written notice of such termination or postponement to you or by making a public announcement. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act of 1934, as amended, which requires that we must pay the consideration offered or return the Eligible Options tendered promptly after termination or withdrawal of the offer.

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by increasing or decreasing the consideration offered in the offer to Eligible Employees or by increasing or decreasing the number of Eligible Options being sought in the offer.

     Any amendment to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 8:00 a.m., Central Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to the Eligible Employees in a manner reasonably designed to inform the Eligible Employees of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended. These rules require that the minimum time period during which the offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

     If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

     . increase or decrease the amount of consideration offered for the Eligible Options;

     .  decrease the number of Eligible Options, or

     . increase the number of Eligible Options by an amount that exceeds 2% of the shares of our class A common stock issuable upon exercise of the Eligible Options immediately prior to the increase.

     If the offer is scheduled to expire at any time earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this
Section 16, we will extend the offer so that the offer is open at least ten business days following the publication, sending or giving of notice.

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

17.  Fees and expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible Options pursuant to the offer.

18.  Additional information.

     This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials, which we have filed with the SEC, before making a decision on whether to tender your Eligible Options:

     . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC on March 27, 2001 and as amended on April 30, 2001;

     . our Quarterly Report for the quarter ended March 31, 2001, as filed with the SEC on May 14, 2001 and as amended on June 15, 2001;

     . our Quarterly Report for the quarter ended June 30, 2001, as filed with the SEC on August 13, 2001;

     . our Quarterly Report for the quarter ended September 30, 2001, as filed with the SEC on November 13, 2001;

     .  our Current Report on Form 8-K filed with the SEC on October 3, 2001;

     . our Registration Statement on Form 8-A/A, dated August 11, 1999, which contains a description of our class A common stock; and

     . our Registration Statement on Form 8-A/A, dated August 11, 1999 and as amended on May 30, 2000, which contains a description of our series C junior preferred stock purchase rights.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

          450 Fifth Street, N.W.        500 West Madison Street
          Room 1024                     Suite 1400
          Washington, D.C. 20549        Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by:

     . writing to us at Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207, Attention: Dixie Sweeney; or

     .  e-mailing us at dsweeney@wyndham.com.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document. The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you.

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

19.  Miscellaneous.

     Certain statements in this Offer to Exchange and our SEC reports referred to above are forward-looking statements. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Although forward-looking statements reflect our management's good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to us, including our ability to obtain a permanent amendment to our credit agreement and increasing rate loan agreement; risks associated with the course of litigation; our ability to effect sales of assets on favorable terms and conditions; our ability to integrate acquisitions into our operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; risks associated with debt financing; the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the travel and hotel industries in particular; and other risks set forth under "Certain Risk Factors" in our 2000 Annual Report on Form 10-K and as discussed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS OFFER TO EXCHANGE OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE, THE LETTER FROM FRED J. KLEISNER DATED NOVEMBER 19, 2001, THE ELECTION FORM AND THE NOTICE TO WITHDRAW FROM THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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

                                  SCHEDULE A

                       DIRECTORS AND EXECUTIVE OFFICERS


     Our directors and executive officers and their positions as of November 19, 2001 are set forth in the following table:

Name                     Office
----                     ------

Fred J. Kleisner         Chairman of the Board and Chief Executive Officer
Theodore Teng            President and Chief Operating Officer
Richard A. Smith         Executive Vice President - Chief Financial Officer
David Johnson            Executive Vice President - Sales and Marketing
Michael A. Grossman      Executive Vice President - Management Services Division
Joseph Champ             Executive Vice President - Chief Investment Officer
Karim Alibhai            Director
Leon Black               Director
Leonard Boxer            Director
Norman Brownstein        Director
Stephen T. Clark         Director
Milton Fine              Director
Paul Fribourg            Director
Susan Groenteman         Director
Thomas H. Lee            Director
Alan Leventhal           Director
William Mack             Director
Lee Neibart              Director
Marc Rowan               Director
Rolf Ruhfus              Director
Scott Schoen             Director
Scott Sperling           Director
Lynn Swann               Director
Sherwood Weiser          Director

     The address of each director and executive officer is c/o Wyndham International, Inc., 1950 Stemmons Freeway, Suite 6001, Dallas, Texas 75207.

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